UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2015

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On January 15, 2015, Depomed, Inc., a California corporation (“Depomed”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Janssen”), pursuant to which Depomed will acquire from Janssen and its affiliates the U.S. rights to the NUCYNTA® franchise of pharmaceutical products (the “Products”) as well as certain related assets (the “Transaction”) for $1.05 billion in cash (the “Purchase Price”).

The NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults, and NUCYNTA® (tapentadol) oral solution, an approved oral form of tapentadol that has not been commercialized.

Upon the consummation of the Transaction, Depomed will acquire (i) rights to commercialize the Products in the United States including the investigational new drug applications (INDs) and the new drug applications (NDAs) for the Products in the United States, and (ii) certain other assets relating to the Products, including finished goods product inventory and certain manufacturing equipment.  In addition, Janssen will assign to Depomed all of its rights and obligations under the License Agreement (U.S.) (the “License Agreement”) by and among Janssen, Janssen Research & Development, LLC and Grünenthal GmbH (“Grünenthal”) pursuant to which Janssen has a royalty-bearing license to certain Grünenthal patents and other intellectual property rights covering the commercialization of the Products in the United States.

In connection with the Transaction, Depomed will assume certain liabilities relating to the Products, including responsibility for the ongoing legal proceedings relating to certain of the Grünenthal patents licensed under the License Agreement and Janssen’s clinical obligations relating to the Products.  Other than as set forth in the Asset Purchase Agreement, Janssen will retain all liabilities relating to the Products associated with Janssen’s commercialization of the Products prior to the consummation of the Transaction.

In connection with the Transaction, Depomed, Janssen and certain affiliates of Janssen will enter into (i) supply agreements pursuant to which Janssen will manufacture and supply the Products to Depomed until Depomed, or its contract manufacturer, begins commercial production of the Products, following which Depomed will manufacture and supply Janssen for its requirements for NUCYNTA outside of the United States and (ii) a supply agreement pursuant to which an affiliate of Janssen will manufacture and supply Depomed with the active pharmaceutical ingredient contained in the Products.

Upon execution of the Asset Purchase Agreement, Depomed delivered a cash deposit in the amount of $500 million (the “Cash Deposit”) to JPMorgan Chase Bank, N.A., (the “Escrow Agent”) in accordance with an Escrow Agreement, dated January 15, 2015 (the “Escrow Agreement”), by and among Depomed, Janssen and the Escrow Agent.  The Cash Deposit will be credited against the Purchase Price upon the consummation of the Transaction.

The Asset Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions.  The consummation of the Transaction is subject to the satisfaction of a number of conditions, including, but not limited to, (i) Depomed obtaining financing, through one or more transactions, in an aggregate amount sufficient to pay the Purchase Price (minus the Cash Deposit) and any related fees and expenses applicable to the Transaction (the “Financing Condition”) and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Asset Purchase Agreement provides for certain termination rights of the parties.  If Janssen terminates the Asset Purchase Agreement due to Depomed’s failure to satisfy the Financing Condition and Janssen has materially complied with its obligations under the Asset Purchase Agreement, the Cash Deposit less $73.5 million (the “Reverse Termination Fee”) will be returned to Depomed, and the Reverse Termination Fee will be paid to Janssen in accordance with the Asset Purchase Agreement and the Escrow Agreement.  If the Asset Purchase Agreement is terminated under certain other circumstances, the entire amount of the Cash Deposit will be returned to Depomed in accordance with the Asset Purchase Agreement and the Escrow Agreement.

The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the provisions of the Asset Purchase Agreement, which will be filed as an exhibit to Depomed’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 7.01                                           Regulation FD Disclosure

On January 15, 2015, Depomed presented an investor presentation providing details of the Transaction and its potential impact on Depomed.  A copy of the investor presentation is attached hereto as Exhibit 99.1.

This information is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and will not be incorporated by reference into any registration statement filed by Depomed, under the Securities Act of 1933, as amended, unless specifically identified as being incorporated therein by reference. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is being disclosed pursuant to Regulation FD.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

99.1	Depomed, Inc. Presentation Materials dated January 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Dated: January 15, 2015	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel